                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 2)*

                           Image Guided Technologies, Inc.
                          ----------------------------------
                                   (Name of Issuer)

                              Common Stock, no par value
                          ----------------------------------
                            (Title of Class of Securities)

                                     451922 10 8
                          ----------------------------------
                                    (CUSIP Number)

Check the following box if a fee is being paid with this statement / /.

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           (Continued on following page(s))

                                  Page 1 of 5 Pages

CUSIP No. 451922 10 8                 13G                      Page 2 of 5 Pages


  (1)     Names of Reporting Persons.
          S.S. or I.R.S. Identification Nos. of Above Persons

          Ray Hauser
--------------------------------------------------------------------------------
  (2)     Check the Appropriate Box if a Member        (a)  / /
          of a Group*                                  (b)  / /
--------------------------------------------------------------------------------
  (3)     SEC Use Only

--------------------------------------------------------------------------------
  (4)     Citizenship or Place of Organization
          U.S.A.
--------------------------------------------------------------------------------
Number of Shares                   (5)  Sole Voting Power
 Beneficially                           311,459
 Owned by                          ---------------------------------------------
 Each Reporting                    (6)  Shared Voting Power
 Person With                            N/A
                                   ---------------------------------------------
                                   (7)  Sole Dispositive Power
                                        311,459
                                   ---------------------------------------------
                                   (8)  Shared Dispositive Power
                                        N/A
--------------------------------------------------------------------------------
  (9)     Aggregate Amount Beneficially Owned by Each Reporting Person
               311,459
--------------------------------------------------------------------------------
  (10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)    Percent of Class Represented by Amount in Row (9)
               8.3
--------------------------------------------------------------------------------
  (12)    Type of Reporting Person*
               IN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 451922 10 8               13G                        Page 3 of 5 Pages
--------------------------------------------------------------------------------

ITEM 1(A).     NAME OF ISSUER
               Image Guided Technologies, Inc.
--------------------------------------------------------------------------------


ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               5710-B Flatiron Parkway
               Boulder, CO 80301
--------------------------------------------------------------------------------


ITEM 2(A).     NAME OF PERSON(S) FILING
               Ray Hauser
--------------------------------------------------------------------------------


ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 5710-B Flatiron Parkway
               Boulder, CO 80301
--------------------------------------------------------------------------------


ITEM 2(C).     CITIZENSHIP
               U.S.A.
--------------------------------------------------------------------------------


ITEM 2(D).     TITLE OF CLASS OF SECURITIES
               Common Stock, no par value
--------------------------------------------------------------------------------


ITEM 2(E).     CUSIP NUMBER
               451922 10 8
--------------------------------------------------------------------------------

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B)
               N/A

CUSIP No. 451922 10 8                  13G                     Page 4 of 5 Pages


ITEM 4.  OWNERSHIP

   (a)  Amount Beneficially Owned:
               311,459
    ---------------------------------------------------------------------------

   (b)  Percent of Class:
               8.3
    ---------------------------------------------------------------------------

   (c)  Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote
                311,459
        -----------------------------------------------------------------
        (ii)  shared power to vote or to direct the vote
                N/A
        -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                311,459
        -----------------------------------------------------------------
        (iv)  shared power to dispose or to direct the disposition of
                N/A
        -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                N/A
--------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                N/A

CUSIP No. 451922 10 8                  13G                     Page 5 of 5 Pages


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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            N/A
--------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
            N/A
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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              April 29, 1998
                              ----------------------------------------
                              (Date)

                              /s/ RAY HAUSER
                              ----------------------------------------
                              (Signature)

                              Ray Hauser
                              ----------------------------------------
                              (Name/Title)